Exhibit 99.1

Valpey-Fisher Corporation Reports Third Quarter 2004 Results


    HOPKINTON, Mass.--(BUSINESS WIRE)--Nov. 1, 2004--Valpey-Fisher Corporation (AMEX:VPF), reported today its financial results for the third quarter and nine months ended September 26, 2004. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Michael J. Ferrantino, President and Chief Executive Officer said, "We are pleased to report positive financial results for the 3rd quarter ending September 26, 2004. Several of the metrics we track were the best in the last several years. Our gross margin was 31% of net sales, a significant improvement over the 13% in the 3rd quarter of 2003. Most importantly, we are reporting operating income of $37,000 and net earnings of $45,000; the first operating income and net profit from operations reported since the 2nd quarter of 2001.
    Net sales for the 3rd quarter of 2004 were $3,043,000, an increase of $853,000 over the amount reported in the 3rd quarter of 2003. New orders for the 3rd quarter of 2004 were $2,729,000, lower than the prior quarter, but $475,000 higher than the same period in 2003.
    Our cash balance increased by $1,719,000 over the prior quarter's balance and stands at $5,880,000 at September 26, 2004. Approximately $1,255,000 of the cash came from the receipt of our tax refund with the balance coming from operational and working capital improvements."
    Mr. Ferrantino commented further, "Our performance this quarter gives us confidence that our programs are working, however, we are still subject to the changes in our principal market, telecommunications.
    3rd quarter new orders were negatively impacted by what we believe was both summer vacations and a slowdown in the telecommunications infrastructure market. Our customers and sales channel partners are predicting a continuation of the current market trends for the short term. Should these conditions continue well into the 4th quarter, we will face a challenge in continuing to improve our financial performance."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward- looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the Company's ability to achieve profitability, the current production over-capacity within the suppliers of frequency control devices, the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.

Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

                                   Quarter Ended    Nine Months Ended
                                 ------------------ ------------------
                                  9/26/04  9/28/03   9/26/04  9/28/03
                                 ------------------ ------------------

Net sales                          $3,043   $2,190    $8,961   $6,081
Cost of sales                       2,107    1,916     6,316    5,440
                                 ------------------ ------------------
   Gross profit                       936      274     2,645      641

Selling and advertising expenses      379      287     1,176    1,033
General and administrative
 expenses                             467      565     1,455    1,460
Research and development
 expenses                              53       17       164       92
                                 ------------------ ------------------
                                      899      869     2,795    2,585
                                 ------------------ ------------------
   Operating  profit (loss)            37     (595)     (150)  (1,944)

Other income, net                       8        8        35       28
                                 ------------------ ------------------
Earnings (loss) from continuing
 operations before income taxes        45     (587)     (115)  (1,916)
Income tax benefit                      0      191         0      634
                                 ------------------ ------------------
Earnings (loss) from continuing
 operations                            45     (396)     (115)  (1,282)
(Loss) from discontinued
 operations                             0        0      (110)       0
                                 ------------------ ------------------
Net earnings (loss)                   $45    $(396)    $(225) $(1,282)
                                 ================== ==================


Basic and diluted earnings
 (loss) per share:
  Continuing operations             $0.01   $(0.09)   $(0.03)  $(0.31)
  Discontinued operations            0.00     0.00     (0.02)    0.00
                                 ------------------ ------------------
                                    $0.01   $(0.09)   $(0.05)  $(0.31)
                                 ================== ==================


Basic weighted average shares       4,217    4,185     4,209    4,189
Diluted weighted average shares     4,263    4,185     4,209    4,189



Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
( in thousands)
                                                 (Unaudited) (Audited)
                                                  9/26/04    12/31/03
                                                 ----------- ---------
ASSETS
   Current assets:
      Cash and cash equivalents                      $5,880    $4,209
      Receivables, net                                1,414     2,467
      Inventories, net                                1,809     1,571
      Deferred income taxes and other current
       assets                                           762       675
                                                 ----------- ---------
        Total current assets                          9,865     8,922
                                                 ----------- ---------
   Property, plant and equipment, at cost            10,760    10,752
    Less accumulated depreciation                     7,615     7,064
                                                 ----------- ---------
                                                      3,145     3,688
                                                 ----------- ---------
   Other assets                                         143       134
                                                 ----------- ---------
                                                    $13,153   $12,744
                                                 =========== =========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                               $1,982    $1,440
   Deferred income taxes                                611       646
   Stockholders' equity                              10,560    10,658
                                                 ----------- ---------
                                                    $13,153   $12,744
                                                 =========== =========


    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508-435-6831 ext. 600